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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-208026

Subject to Completion, dated September 12, 2016.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated November 16, 2015)

$      ,000,000

LegacyTexas Financial Group, Inc.

5.50% Fixed-to-Floating Rate Subordinated Notes due 2025

         LegacyTexas Financial Group, Inc. ("we" or the "Company") is offering $      ,000,000 aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 (which we refer to as the "Offered Notes").

         The Offered Notes are being offered as additional notes under the indenture pursuant to which the Company previously issued $75,000,000 in aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 (the "Original Notes"). Unless the context otherwise requires, the term "Notes" refers to the Offered Notes, the Original Notes and any other additional notes of such series the Company may issue in the future. The Offered Notes constitute a further issuance of, and will be fungible with, the Original Notes and form a single class of debt securities with the Original Notes for all purposes under the indenture governing the Notes. Immediately after giving effect to the issuance of the Offered Notes contemplated by this prospectus supplement, the Company will have $      ,000,000 in aggregate principal amount of its 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 outstanding.

         Interest on the Offered Notes will accrue at a fixed annual interest rate equal to 5.50% per annum from June 1, 2016 to but excluding December 1, 2020 or earlier redemption and will be payable semi-annually in arrears on each June 1st and December 1st. From and including December 1, 2020 to the maturity date or earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 389 basis points, payable quarterly in arrears. The Notes will mature on December 1, 2025.

         LegacyTexas Financial Group, Inc. may, at its option, beginning with the interest payment date of December 1, 2020 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. Any partial redemption will be made pro rata among all of the holders of the Notes. The Offered Notes will not otherwise be redeemable by LegacyTexas Financial Group, Inc. prior to maturity, unless certain events occur, as described under "Description of Notes—Redemption" in this prospectus supplement. The Offered Notes will not be convertible or exchangeable.

         The Offered Notes will be unsecured and there is no sinking fund for the Notes. The Offered Notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries' existing and future indebtedness and other obligations, including the bank deposits of our subsidiary bank. In the event of our bankruptcy or insolvency, the holders of the Offered Notes will not be entitled to receive any payment with respect to the Offered Notes until all holders of senior indebtedness are paid in full. The Notes are obligations of LegacyTexas Financial Group, Inc. only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

         The Offered Notes will not be savings accounts, deposits or other obligations of our bank subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Corporation ("FDIC") or any other governmental agency.

         Currently, there is no public trading market for the Offered Notes. The Original Notes are not listed, and we do not intend to list the Offered Notes on any securities exchange. The Original Notes are not, and we do not intend to have the Offered Notes be, quoted on a quotation system.

         Investing in the Notes involves risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us

Per Note	%	%	%

Total	$	$	$

(1)
Plus accrued interest, if any, from June 1, 2016.

         The underwriters expect to deliver the Offered Notes to purchasers in book-entry form through the facilities of The Depository Trust Company (which we refer to as the "DTC"), and its direct participants, against payment therefor in immediately available funds, on or about                        , 2016.

Joint Active Bookrunners

J.P. Morgan	Sandler O'Neill+Partners, L.P.

Prospectus Supplement dated September     , 2016

Prospectus Supplement

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and J.P. Morgan Securities LLC ("J.P. Morgan") and Sandler O'Neill+Partners, L.P. ("Sandler O'Neill") have not, authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

        We are not, and neither J.P. Morgan nor Sandler O'Neill is, making an offer of the Offered Notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

        You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof. Our business, financial condition and results of operation may have changed since that date. This prospectus supplement supersedes the accompanying prospectus to the extent that it contains information that is different from or in addition to the information in the prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and certain other matters and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information" below. Generally, when we refer to the "prospectus", we are referring to both parts of this document combined.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement. Our business, financial condition and results of operations may have changed since that date. You should not assume that the information in this prospectus or any document incorporated herein by reference is accurate or complete at any date other than the date mentioned on the cover page of the particular document. To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated herein by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

        We are offering to sell, and seeking offers to buy, the Offered Notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Offered Notes in certain jurisdictions may be restricted by law. The prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Offered Notes offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        All references to "LegacyTexas" mean LegacyTexas Financial Group, Inc. and its successors and include its consolidated subsidiaries. All references to "LegacyTexas Financial Group" mean LegacyTexas Financial Group, Inc., and do not include the consolidated subsidiaries thereof. All references in this prospectus supplement to "we," "us," "our," the "Company" or similar references mean LegacyTexas Financial Group, Inc. and its successors, and include our consolidated subsidiaries only where specifically so stated.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        Currency amounts in this prospectus supplement are stated in U.S. dollars.

S-ii

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements, registration statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov and on the investors page of our website at www.legacytexasfinancialgroup.com. Except for those SEC filings specifically incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement. You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. You should assume that the information in this document is accurate only as of its date. You should assume that the information incorporated by reference into this document is accurate only as of the date set forth on the cover page of such incorporated document. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

S-iii

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all the provisions of such contract or other document.

        In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about LegacyTexas. The agreements may contain representations and warranties by LegacyTexas or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, those representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

        This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering of these securities:

  •
  Annual Report on Form 10-K for the year ended December 31, 2015 (including portions of our Proxy Statement used in conjunction with our Annual Meeting of Shareholders filed on April 15, 2016, to the extent specifically incorporated by reference in such Form 10-K);

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

  •
  Current Reports on Form 8-K filed January 26, 2016 (Item 8.01 only), March 3, 2016, April 19, 2016 (Item 8.01 only), May 25, 2016, and July 19, 2016 (Item 8.01 only).

        Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

        Upon written or oral request, we will provide—at no cost to the requester—a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make a request by writing to the following address or calling the following telephone number:

Casey Farrell
Investor Relations
LegacyTexas Financial Group, Inc.
5851 Legacy Circle, Suite 1200
Plano, Texas 75024
Phone: (972) 578-5000

S-iv

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including information included or incorporated by reference into this document, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of LegacyTexas, (ii) statements about LegacyTexas's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of LegacyTexas's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond LegacyTexas's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the expected cost savings, synergies and other financial benefits from acquisition or disposition transactions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; LegacyTexas's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in LegacyTexas's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management's business strategies; our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we have acquired or may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Texas Department of Banking or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the revenue impact from, and any mitigation actions taken in response, to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the other risks set forth under Risk Factors under Item 1A. of LegacyTexas Financial Group's Form 10-K for the year ended December 31, 2015. The factors listed above could materially affect LegacyTexas's financial performance and could cause LegacyTexas's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

        LegacyTexas does not undertake—and specifically declines any obligation—to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties, as well as the other cautionary statements made in the prospectus and this prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See "Where You Can Find More Information" above and "Risk Factors" below.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" and the documents incorporated by reference herein, before making an investment decision.

 LegacyTexas Financial Group, Inc.

        LegacyTexas Financial Group is a Maryland corporation and LegacyTexas Bank is its wholly owned principal operating subsidiary. LegacyTexas Bank is regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System ("FRB") with back-up oversight by the FDIC. Additionally, LegacyTexas Bank is a Federal Reserve member bank required to have certain reserves and stock set by the FRB and a member of the Federal Home Loan Bank of Dallas, one of the 12 regional banks in the Federal Home Loan Bank System ("FHLB"). The Company is regulated by the FRB.

        At June 30, 2016, we had, on a consolidated basis, total assets of approximately $8,057 million, total deposits of approximately $5,623 million and total shareholders' equity of approximately $843 million.

        Our principal business consists of attracting retail deposits from the general public and the business community and investing those funds, along with borrowed funds, in commercial real estate loans, secured and unsecured commercial and industrial loans, as well as permanent loans secured by first and second mortgages on one- to four-family residences and consumer loans. Additionally, our Warehouse Purchase Program allows mortgage banking company customers to close one- to four-family real estate loans in their own name and manage their cash flow needs until the loans are sold to investors. We also offer title services and brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement. Our operating revenues are derived principally from interest earned on interest-earning assets, including loans and investment securities and service charges and fees on deposits and other account services. Our primary sources of funds are deposits, FHLB advances and other borrowings, and payments received on loans and securities. We offer a variety of deposit accounts that provide a wide range of interest rates and terms, generally including savings, money market, term certificate and demand accounts. Our principal objective is to be an independent, commercially-oriented, customer-focused financial services company, providing outstanding service and innovative products in our primary market area of North Texas.

        Our principal executive office is located at 5851 Legacy Circle, Suite 1200, Plano, Texas 75024, telephone number: (972) 578-5000. Our internet address is www.legacytexasfinancialgroup.com. The information contained on our website should not be considered part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website. Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" on page S-iii of this prospectus supplement.

 The Offering

        The following summary of this offering contains basic information about this offering and the terms of the Offered Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Offered Notes, please refer to the section of this prospectus supplement entitled "Description of the Notes."

Issuer:	LegacyTexas Financial Group, Inc., a Maryland corporation.
Securities Offered:	$ ,000,000 in aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 (the "Offered Notes").

The Offered Notes are being offered as additional notes under the indenture pursuant to which the Company previously issued $75,000,000 in aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 (the "Original Notes"). Unless the context otherwise requires, the term "Notes" refers to the Offered Notes, the Original Notes and any other additional notes of such series the Company may issue in the future. The Offered Notes constitute a further issuance of, and will be fungible with, the Original Notes and form a single class of debt securities with the Original Notes for all purposes under the indenture governing the Notes. Immediately after giving effect to the issuance of the Offered Notes contemplated by this prospectus supplement, the Company will have $      ,000,000 in aggregate principal amount of its 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 outstanding.

Maturity:

December 1, 2025 (the "Maturity Date"). If the maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the Maturity Date. No additional interest will accrue as a result of such delayed payment.

Issue Price:	% plus accrued interest, if any, from and including June 1, 2016
Interest Rate:	From and including June 1, 2016 to but excluding December 1, 2020:
• a fixed per annum rate of 5.50%
From and including December 1, 2020 to but excluding the Maturity Date:
• a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus 389 basis points.

For any determination date, "LIBOR" means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by LegacyTexas Financial Group from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by LegacyTexas Financial Group.

Interest Payment Dates:

Commencing on December 1, 2016 until but not including December 1, 2020 or earlier redemption, we will pay interest on the Offered Notes on June 1st and December 1st of each year. Thereafter, to the Maturity Date or earlier redemption, we will pay interest on the Notes on March 1st, June 1st, September 1st and December 1st of each year.

Record Dates:

Until December 1, 2020, interest on each Note will be payable to the person in whose name such Note is registered on May 15th and November 15th of each year (whether or not a business day) immediately preceding the applicable interest payment date. Thereafter until the Maturity Date or earlier redemption date, interest on each Note will be payable to the person in whose name such Note is registered on each February 15th, May 15th, August 15th and November 15th of each year (whether or not a business day) immediately preceding the applicable interest payment date.

Subordination / Ranking:	The Notes will be unsecured, subordinated to certain obligations and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Debt (as defined in the Indenture (as hereinafter defined)) as described under "Description of Notes" in this prospectus supplement;

• will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•

will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•

will rank senior in right of payment and upon our liquidation to (i) our existing floating rate junior subordinated debentures underlying our outstanding trust preferred securities; and (ii) any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the Notes; and

•

will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of LegacyTexas Bank and our other current and future subsidiaries, including without limitation LegacyTexas Bank's depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of June 30, 2016, LegacyTexas Financial Group had no Senior Debt, $75.0 million of indebtedness (including the Original Notes) ranking on a parity with the Offered Notes and approximately $40.5 million of indebtedness ranking junior to the Notes. As of June 30, 2016, LegacyTexas had outstanding indebtedness, total deposits and other liabilities of $7,214 million, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally in right of payment with the indebtedness evidenced by the Notes that we may incur hereafter.

Redemption:

LegacyTexas Financial Group may, at its option, beginning with the interest payment date of December 1, 2020 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made pro rata among all holders of the Notes. The Notes are not subject to repayment at the option of the holders. We may also redeem the Notes prior to maturity, at our option, in whole, at any time, or in part, from time to time, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Notes from being recognized as Tier 2 Capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see "Description of the Notes—Redemption" in this prospectus supplement.

Form:	Fully-registered global notes in book-entry form.
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.
Sinking Fund:	None.

Defaults; Events of Default; Remedies:

The Notes contain customary payment and covenant defaults and insolvency events of default. There is no right of acceleration in the case of a default in the payment of principal or of interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the Trustee or the holders of the Notes. In the event of such acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. See "Description of Notes—Defaults; Events of Default; Limitation on Suits" in this prospectus supplement.

Further Issuances:

The Offered Notes will be limited initially to $            million, in aggregate principal amount. However, we may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such additional notes or the first payment of interest following the issue date of such additional notes) in order that such additional notes may constitute and form a single series with the Notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes.

Use of Proceeds:

We estimate that the net proceeds from this offering will be approximately $             million, after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering for general corporate purposes, potential strategic acquisitions, investments in LegacyTexas Bank as regulatory capital, and reduced indebtedness, including the repayment of amounts due under a term loan agreement with affiliates of J.P. Morgan. See "Use of Proceeds" in this prospectus supplement.

Conflicts of Interest:

Affiliates of J.P. Morgan will receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts due under a term loan agreement. See "Use of Proceeds." To the extent that J.P. Morgan, together with its affiliates, receives 5% or more of the net proceeds, J.P. Morgan would be deemed to have a "conflict of interest" within the meaning of Rule 5121 of the Financial Industry Regulatory Authority. Accordingly, this offering will be conducted in accordance with Rule 5121. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

The Subordinated Indenture and the Trustee:

The Original Notes were issued and the Offered Notes will be issued pursuant to the Indenture, dated as of November 23, 2015, between LegacyTexas Financial Group and U.S. Bank National Association (the "Trustee"), as trustee (the "Indenture"), as amended and supplemented by the First Supplemental Indenture, dated as of November 23, 2015 (the original issue date of the Original Notes).

Risk Factors:

Investing in the Notes involves risks. Please refer to "Risk Factors" and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the Indenture are governed by New York law.
Listing and Trading Markets:

Currently, there is no public trading market for the Offered Notes. The Original Notes are not listed, and we do not intend to list the Offered Notes, on any securities exchange. The Original Notes are not, and we do not intend to have the Offered Notes be, quoted on a quotation system.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth consolidated financial data for LegacyTexas as of and for the year ended December 31, 2015 (which has been derived from our audited consolidated financial statements), and as of and for the three and six months ended June 30, 2016 and 2015 (unaudited). You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which have been filed with the SEC and are incorporated herein by reference. Information for the three and six months ended June 30, 2016 and 2015 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three and six months ended June 30, 2016 do not necessarily indicate the results which may be expected for any future interim period or for the full year.

	June 30, 2016	December 31, 2015
	(in thousands)
Balance Sheet Data
Total assets	$8,057,005	$7,691,940
Securities available for sale, at fair value	325,042	311,708
FHLB stock and other restricted securities, at cost	62,247	63,075
Securities held to maturity (fair value: June 30, 2016—$233,944, December 31, 2015—$247,202)	224,452	240,433
Loans, net	6,634,394	6,083,808
Goodwill	178,559	180,776
Total deposits	5,622,682	5,226,711
FHLB advances and repurchase agreements	1,401,386	1,523,173
Subordinated debt(1)	85,231	84,992
Other borrowings	24,894	—
Total shareholders' equity	$843,304	$804,076

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Income Statement Data
Interest and dividend income	$77,336	$64,967	$149,944	$126,585
Interest expense	7,982	5,146	15,239	10,438
Net interest income	69,354	59,821	134,705	116,147
Provision for loan losses	6,800	3,750	15,600	6,750
Net interest income after provision for loan losses	62,554	56,071	119,105	109,397
Non-interest income	13,722	11,964	28,377	21,371
Non-interest expense	39,613	36,908	77,155	74,685
Income before income tax expense	36,663	31,127	70,327	56,083
Net income	$23,217	$20,251	$45,299	$36,575

(1)
Includes $15,464 of trust-preferred securities acquired from LegacyTexas Group, Inc., which, as of June 30, 2016, was reduced by a purchase accounting fair value discount of $3,816, and was reflected on the Company's financial statements at $11,648.

RISK FACTORS

        An investment in the Notes is subject to certain risks. The trading value of the Notes could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as supplemented by our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016 and in the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

         Our obligations under the Notes will be unsecured and subordinated to our existing and future Senior Debt and general creditors.

        Our obligations under the Notes will be unsecured and subordinated in right of payment to all of our existing and future Senior Debt.

        As of June 30, 2016, LegacyTexas Financial Group had no Senior Debt, $75.0 million of indebtedness (including the Original Notes) ranking on a parity with the Offered Notes and approximately $40.5 million of indebtedness ranking junior to the Notes. We may incur substantial other indebtedness, including Senior Debt and indebtedness ranking on a parity with the Notes, in the future. The indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or pari passu with the indebtedness evidenced by the Notes that we may incur hereafter.

         The Notes will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the Notes.

        Our obligations under the Notes will also be subordinate and junior in right of payment to our and our subsidiaries' general creditors. In addition, the Notes will effectively be subordinated to all of the existing and future indebtedness, deposits and other liabilities of our current and future subsidiaries, including our principal subsidiary, LegacyTexas Bank. As of June 30, 2016, LegacyTexas had outstanding indebtedness, total deposits and other liabilities of $7,214 million, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

        Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Notes are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the Notes. The indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that our subsidiaries may incur hereafter.

         We are a holding company and depend on dividends and distributions from our subsidiaries for payments of principal and interest.

        The Notes are obligations of LegacyTexas exclusively and are not guaranteed by any of our subsidiaries. We are a separate and distinct legal entity from LegacyTexas Bank and our other subsidiaries. Our principal source of funds to make payments on the Notes and our other securities is dividends from LegacyTexas Bank. LegacyTexas's ability to receive dividends and other distributions from LegacyTexas Bank as a source of funds is contingent on a number of factors including LegacyTexas Bank's ability to meet applicable regulatory capital requirements and LegacyTexas Bank's profitability and earnings and strength of its balance sheet. Consequently, our ability to pay and discharge our obligations, including the principal of, and premium, if any, and interest on, our debt securities depends on the dividends paid and distributions and other payments made to us by our subsidiaries, and funds we obtain from our corporate borrowings or by selling our securities. Accordingly, our right to receive any payments from or assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Notes to participate in the proceeds of those payments or assets, will be effectively subordinated to the claims of our subsidiaries' respective creditors and preferred equity holders, if any. As of June 30, 2016, LegacyTexas had outstanding indebtedness, total deposits and other liabilities of approximately $7,214 million, excluding intercompany liabilities.

         Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

        As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to FRB rules and guidelines regarding capital adequacy. We treat the Original Notes and intend to treat the Offered Notes as "Tier 2 capital" under these rules and guidelines. The FRB guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and FRB regulations, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates or at any other time or the principal of the Notes at the maturity of the Notes.

        If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of LegacyTexas Bank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

         Holders of the Notes will have limited rights if there is an event of default.

        Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving LegacyTexas Financial Group. There is no automatic acceleration or right of acceleration in the case of default in the payment of principal of or interest on the Notes or in the performance of any of our other obligations under the Notes or the indenture governing the Notes.

         The indenture includes limited events of default.

        The indenture contains limited events of default and remedies. As a result of our treatment of the Original Notes and our intended treatment of the Offered Notes as Tier 2 capital, the ability of the Trustee under the indenture that governs the Notes and the holders of the Notes to accelerate the maturity of and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the Notes will be limited to the events of default that occur upon:

  •
  if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to LegacyTexas Financial Group that continues unstayed and in effect for a period of 60 consecutive days; in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary (currently, LegacyTexas Bank)

  •
  if LegacyTexas Financial Group commences a bankruptcy or insolvency proceeding or consents to the entry of an order in an involuntary bankruptcy or insolvency proceeding; or

  •
  in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary (currently, LegacyTexas Bank).

        Consequently, neither the Trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of, or interest on, the Notes or our non-performance of any other covenant under the Notes or the indenture.

         The indenture contains no financial covenants and does not contain a provision that would provide protection against a dramatic decline in credit quality.

        Although we and LegacyTexas Bank are subject to regulatory guidelines, limitations and legal limits on the ability to pay dividends, the indenture contains no financial covenants and does not restrict us from paying dividends, issuing or repurchasing other securities or incurring secured or unsecured debt, including debt that ranks senior or equal to the Notes, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving LegacyTexas Financial Group or its subsidiaries that may adversely affect the credit quality of LegacyTexas Financial Group. As such, we may be able to pay dividends in an amount which is within our legal authority and to which our regulators do not object, which would preclude additional capital accumulation, which would make it more difficult for us to comply with our obligations under the Notes.

         The Notes do not restrict our ability to incur additional debt, repurchase our securities or take other actions that could have a negative impact on the holders of the Notes.

        We are not restricted under the terms of the Notes and the indenture from incurring additional debt, including debt that ranks senior or equal to the Notes, or repurchasing our common stock or other securities. In addition, the terms of the Notes do not require us to achieve or maintain any minimum financial results or ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could diminish our ability to make payments on the Notes when due and may subordinate the Notes to any senior indebtedness that we may incur.

         Our credit ratings may not reflect all risks of an investment in the Notes.

        Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

         The Notes are not insured or guaranteed by the FDIC.

        The Notes will not be savings accounts, deposits or other obligations of LegacyTexas Bank and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

         We cannot assure you that an active trading market will develop for the Offered Notes.

        Currently, there is no public trading market for the Offered Notes. The Original Notes are not listed, and we do not intend to list the Offered Notes, on any securities exchange. The Original Notes are not, and we do not intend to have the Offered Notes be, quoted on a quotation system. Although we have been informed by the underwriters that they intend to make a market in the Offered Notes after the offering is completed, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the Offered Notes and the market price quoted for the Offered Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Offered Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Offered Notes may be adversely affected. In that case you may not be able to sell your Offered Notes at a particular time or at a favorable price.

         After December 1, 2020, the Notes may be redeemed at our option, which limits the ability to earn interest over the full term of the Notes.

        We may redeem all or a portion of the Notes on or after December 1, 2020 and prior to their Maturity Date. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the investment in the Notes and any accrued and unpaid interest to, but excluding, the date of redemption.

         The amount of interest payable on the Notes will vary after December 1, 2020.

        As the interest rate of the Notes will be calculated based on LIBOR from December 1, 2020 through the Maturity Date and LIBOR is a floating rate, the interest rate on the Notes will vary after December 1, 2020. From and including June 1, 2016 to but excluding December 1, 2020, the Offered Notes will bear interest at a fixed rate per annum of 5.50%. From and including December 1, 2020 to but excluding the Maturity Date or earlier redemption date, the Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR plus 389 basis points. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

         The level of LIBOR may affect our decision to redeem the Notes.

        It is more likely we will redeem the Notes after December 1, 2020 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their Maturity Date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

         Holders of the Notes will have no rights against the publishers of LIBOR.

        Holders of the Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date after the fifth year will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the last five fiscal years, and for the latest interim period for which financial statements are presented in this document, are indicated below. The ratio of earnings to fixed charges was determined by dividing earnings available for fixed charges by total fixed charges. Earnings available for fixed charges consist of income before income taxes plus fixed charges, excluding (gains) losses from equity interests in 50%-or-less-owned investees. It also includes the impact of any penalty or interest related to income taxes. Fixed charges consist of interest expense and the interest portion of rental expense. The ratios below are calculated to show the ratio both excluding and including interest on deposits, with both ratios including interest related to our Floating Rate Cumulative Trust Preferred Securities. As of the date of hereof, no shares of our preferred stock were issued and outstanding.

		Twelve Months Ended December 31,
	Six Months Ended June 30, 2016
		2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	10.24	11.82	6.46	5.73	5.63	4.19
Including interest on deposits	5.38	5.70	3.86	3.41	3.30	2.09

 CAPITALIZATION

        The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2016 on an actual historical basis and as adjusted to give effect to this offering, as if the offering had been completed as of June 30, 2016. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016
	Actual	As Adjusted for the Issuance of the Offered Notes
	($ in thousands)
	(unaudited)
Liabilities
Total deposits	$5,622,682		$5,622,682
FHLB advances	1,333,337		1,333,337
Repurchase agreements	68,049		68,049
Subordinated debt	85,231
Other borrowings	24,894		24,894
Other liabilities	79,508		79,508

Total liabilities	$7,213,701	$

Capital Ratios(1)
Common equity tier 1 capital	9.28%			%
Total risk-based capital	11.35%			%
Tier 1 risk-based capital	9.44%			%
Tier 1 leverage	8.91%			%
Shareholders' equity to total assets	10.47%			%

(1)
Capital ratios as adjusted for the issuance of notes reflect $7.2 million in dividends declared in July.

 USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $          , after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering for general corporate purposes, potential strategic acquisitions, investments in LegacyTexas Bank as regulatory capital, and reduced indebtedness, including the repayment of amounts due under a term loan agreement. The term loan has a maximum principal amount of $25,000,000, is unsecured and is not guaranteed. It bears interest at a rate equal to LIBOR plus 2.375%. The maturity date of the term loan is January 6, 2017. Affiliates of J.P. Morgan acted as lender for the term loan and will receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts due under the term loan agreement. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

        Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

 DESCRIPTION OF THE NOTES

        LegacyTexas Financial Group previously issued $75 million in aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 (the "Original Notes") under the Indenture, dated as of November 23, 2015, between LegacyTexas Financial Group, as the issuer, and U.S. Bank National Association, as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of November 23, 2015. We refer to the Indenture, as supplemented by the First Supplemental Indenture, as the "Indenture," and we refer to U.S. Bank National Association, in its capacity as the trustee, as the "Trustee." You may request a copy of the Indenture from us as described under "Information Incorporated by Reference."

        LegacyTexas Financial Group will issue $    ,000,000 in aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 offered hereby (the "Offered Notes") under the Indenture. Unless otherwise expressly stated or the context otherwise requires, references to the "Notes" in this "Description of the Notes" mean LegacyTexas Financial Group's 5.50% Fixed-to-Floating Rate Subordinated Notes due 2025 issued under the Indenture, including the Original Notes, the Offered Notes and any other additional notes of the same series LegacyTexas Financial Group may in the future issue under the Indenture. The Offered Notes will have the same terms as the Original Notes (other than the date of original issuance) and will be part of the same class as the Original Notes under the Indenture. The Original Notes and the Offered Notes will share the same CUSIP numbers and ISINs and be fungible for tax purposes. The Offered Notes will rank pari passu in right of payment with the Original Notes, and holders of the Offered Notes will vote together with holders of the Original Notes on any matter submitted to a vote of the holders of the Notes under the Indenture.

        The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

General

        The Notes will be unsecured, subordinated obligations of LegacyTexas Financial Group, and will mature on December 1, 2025 (which we refer to as the "Maturity Date"). The Notes may not be redeemed by us prior to December 1, 2020, except we may, at our option, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, redeem the Notes prior to maturity, in whole, at any time, or in part, from time to time, after the date on which we sell the Notes to investors, if (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the Notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case as described below under "—Redemption". Beginning with the interest payment date of December 1, 2020, and on any interest payment date thereafter, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus interest that is accrued and unpaid as of the date of redemption. Any partial redemption will be made pro rata among all holders of the Notes.

        There is no sinking fund for the Notes. Except as described below under "—Clearance and Settlement," the Notes will be issued only in book-entry form and will be represented by one or more global notes (which we refer to as the "Global Notes") registered in the name of The Depository Trust Company (which, along with its successors, we refer to as "DTC") or its nominee. The Notes will be issued and may be transferred only in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. See "—Clearance and Settlement."

        The Offered Notes will bear interest at a fixed rate of 5.50% per annum from June 1, 2016 to but excluding December 1, 2020 (the "Fixed Rate Period"). During the Fixed Rate Period, interest on the Offered Notes will be payable semi-annually in arrears on June 1st and December 1st of each year, commencing on December 1, 2016 (each such date a "Fixed Rate Interest Payment Date"). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on May 15th and November 15th immediately preceding the applicable Fixed Rate Interest Payment Date.

        The Notes will bear a floating interest rate from and including December 1, 2020 to but excluding the Maturity Date (the "Floating Rate Period"). The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus 389 basis points. For any determination date, "LIBOR" means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by LegacyTexas Financial Group from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by LegacyTexas Financial Group. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on March 1st, June 1st, September 1st, and December 1st of each year (each such date, a "Floating Rate Interest Payment Date", together with a "Fixed Rate Interest Payment Date", an "Interest Payment Date"). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the February 15th, May 15th, August 15th, and November 15th immediately preceding the applicable Floating Rate Interest Payment Date.

        Payments will include interest accrued to but excluding the relevant Interest Payment Date. If any Interest Payment Date, including the Maturity Date, falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding December 1, 2020, and, thereafter, a 360-day year and the number of days actually elapsed. The term "business day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City, New York or Dallas, Texas are authorized or obligated by law, regulation or executive order to be closed or a day in which the office of the Trustee is closed for business and, with respect to LIBOR determinations, any day on which dealings in deposits in U.S. dollars are conducted between financial institutions in the London Interbank Eurocurrency market.

        Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date ("Defaulted Interest") shall cease to be payable to the holder on the relevant record date by virtue of having been holder on such date, and such Defaulted Interest may be paid by LegacyTexas Financial Group, either to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest, or in any other lawful manner deemed practicable by the Trustee.

        Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See "—Defaults; Events of Default; Limitation on Suits."

        No recourse will be available for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of LegacyTexas Financial Group or of any successor entity.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving LegacyTexas Financial Group or its subsidiaries that may adversely affect the credit quality of LegacyTexas Financial Group.

        The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

        The Notes are not deposits and are not insured or guaranteed by the FDIC or any other government agency. The Notes are solely obligations of LegacyTexas Financial Group and are neither obligations of, nor guaranteed by, LegacyTexas Bank or any of LegacyTexas Financial Group's other affiliates.

Subordination of the Notes

        Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Debt. "Senior Debt" is defined in the Indenture to mean all of our:

  •
  indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

  •
  obligations under letters of credit;

  •
  indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

  •
  any obligations of LegacyTexas Financial Group to its general creditors (as defined for purposes of the capital adequacy regulations of the FRB applicable to LegacyTexas Financial Group, as the same may be amended or modified from time to time); and

  •
  guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the FRB (or other successor regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term "general creditors" as used in the definition of "Senior Debt" in the Indenture will have the meaning as described in that rule or interpretation.

        Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture include (i) our existing floating rate junior subordinated debentures underlying our outstanding trust preferred securities; and (ii) any other indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation.

        All liabilities of LegacyTexas Bank and our other subsidiaries, including without limitation LegacyTexas Bank's depositors, liabilities to general creditors, and liabilities arising during our subsidiaries' ordinary course of business or otherwise, will be effectively senior to the Notes to the extent of the assets of such subsidiaries. Over the term of the Notes, we will need to rely primarily on dividends from LegacyTexas Bank, which is a state chartered bank, to pay interest and principal on our outstanding debt obligations and to make dividends to our shareholders and other payments on our other securities. Regulatory rules may restrict our ability to withdraw capital from the Bank by dividends or other means. See "Risk Factors" above.

        In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to LegacyTexas Financial Group or its property, any proceeding for the liquidation, dissolution, or other winding up of LegacyTexas Financial Group, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by LegacyTexas Financial Group for the benefit of creditors or any other marshalling of the assets of LegacyTexas Financial Group, all of our obligations to holders of our Senior Debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Debt will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the Trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by LegacyTexas Financial Group on account of the principal of or interest on the Notes or on account of the purchase or other acquisition of any Notes.

        In the event of our bankruptcy or insolvency, holders of our Senior Debt may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. With respect to the assets of a subsidiary of LegacyTexas Financial Group, creditors of LegacyTexas Financial Group (including holders of the Notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that LegacyTexas Financial Group may be a creditor with recognized claims against such subsidiary.

        The Notes do not contain any limitation on the amount of Senior Debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by LegacyTexas Financial Group or its subsidiaries. As of June 30, 2016, LegacyTexas Financial Group had no Senior Debt, $75.0 million of indebtedness (including the Original Notes) ranking on a parity with the Offered Notes and approximately $40.5 million of indebtedness ranking junior to the Notes. As of June 30, 2016, LegacyTexas had outstanding indebtedness, total deposits and other liabilities of $7,214 million, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

Redemption

        We may, at our option, beginning with the interest payment date of December 1, 2020, but not prior thereto, and on any interest payment date thereafter, redeem the Notes, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

Any partial redemption will be made pro rata among all of the holders of the Notes. The Notes are not subject to repayment at the option of the holders. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of:

  •
  a "Tax Event," defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

  •
  a "Tier 2 Capital Event," defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for LegacyTexas Financial Group or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to LegacyTexas Financial Group; or

  •
  LegacyTexas Financial Group becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

        Any redemption, call or purchase of the Notes following one of these events would require prior approval of the FRB to the extent such approval is then required under the rules of the FRB. In the event of any redemption at our election upon the occurrence of any of the enumerated events above, a notice of redemption (which notice may be conditional at LegacyTexas Financial Group's discretion on one or more conditions precedent, and, the redemption date may be delayed until such time as any or all of such conditions have been satisfied) shall be delivered to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date.

        Any redemption will be made at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes Are Intended to Qualify as Tier 2 Capital

        The Notes are intended to qualify as Tier 2 capital under the FRB's rules regarding capital adequacy, as the same may be amended or supplemented from time to time. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

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  be unsecured;

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  have a minimum original maturity of at least five years;

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  be subordinated to depositors and general creditors;

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  not contain provisions permitting the holders of the Notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and

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  only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

Defaults; Events of Default; Limitation on Suits

        Under the Indenture, an Event of Default will occur with respect to the Notes only (1) if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to LegacyTexas Financial Group that continues unstayed and in effect for a period of 60 consecutive days, (2) if LegacyTexas Financial Group commences a bankruptcy or insolvency proceeding or consents to the entry of an order in an involuntary bankruptcy or insolvency proceeding or (3) in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary (currently, LegacyTexas Bank).

        If an Event of Default occurs and is continuing, the principal amount and interest shall become immediately and automatically due and payable, without any declaration or other action on the part of the Trustee or the holders of the Notes.

        There is no right of acceleration in the case of a default in the payment of principal of or interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of thirty consecutive days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

        The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

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  such holder has previously given written notice to the Trustee of a continuing default with respect to the Notes;

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  the holders of not less than 25% in principal amount of the Notes shall have made written request to the Trustee to institute proceedings in respect of such default in its own name as Trustee under the Indenture;

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  such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses, and liabilities to be incurred in complying with such request;

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  the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

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  no direction inconsistent with such written request has been given to the Trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding Notes.

        In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Modification and Waiver

        The Indenture provides that we and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Note affected thereby:

  •
  change the stated maturity of the principal of, or any installment of interest on, any Note;

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  reduce the principal amount or rate of interest of any Note;

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  change the place of payment where any Note or any interest is payable;

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  impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

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  modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes; or

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  reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture and the consequences thereof under the Indenture.

        In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note of the affected series.

Legal Defeasance and Covenant Defeasance

        LegacyTexas Financial Group may choose to either discharge its obligations under the Indenture and the Notes in a legal defeasance, or to release itself from certain or all of its covenant restrictions under the Indenture and the Notes in a covenant defeasance. LegacyTexas Financial Group may do so after it irrevocably deposits with the Trustee, for the benefit of the holders of the Notes, sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the stated maturity date or a redemption date of the Notes. If LegacyTexas Financial Group chooses the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.

        LegacyTexas Financial Group may discharge its obligations under the Indenture or release itself from covenant restrictions only if it meets certain requirements. Among other things, LegacyTexas Financial Group must deliver to the Trustee an opinion of its legal counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or a change in the applicable federal income tax law. LegacyTexas Financial Group may not have a default under the Indenture or the Notes on the date of deposit and, under certain circumstances, 120 days after such deposit. The discharge may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in LegacyTexas Financial Group becoming an investment company in violation of the Investment Company Act of 1940. The discharge may not violate any of its agreements to which is a party or by which it is bound.

Satisfaction and Discharge

        LegacyTexas Financial Group may discharge its obligations under the Indenture and the Notes if (1) all outstanding Notes have been delivered for cancellation, (2) all outstanding Notes have become due and payable or will become due and payable at their stated maturity within one year or (3) all outstanding Notes are scheduled for redemption within one year, and LegacyTexas Financial Group has irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding Notes and any other sums due on the stated maturity date or a redemption date.

Further Issues

        We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the issue date, the payment of interest accruing prior to the issue date of such additional notes or the first payment of interest following the issue date of such additional notes) in order that such additional notes may constitute and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the Depository.

Consolidation, Merger and Sale of Assets

        The Indenture provides that LegacyTexas Financial Group may not consolidate with or merge into any other person or convey, transfer or lease its assets substantially as an entirety to any person, and LegacyTexas Financial Group may not permit any other person to consolidate with or merge into it or to convey, transfer or lease its assets substantially as an entirety to LegacyTexas Financial Group, unless

  •
  if LegacyTexas Financial Group consolidates with or merges into any other person or conveys, transfers or leases its assets substantially as an entirety to any other person, the person formed by such consolidation or into which LegacyTexas Financial Group merges, or the person that acquires its assets, is a corporation, partnership, limited liability company or other entity organized or formed and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the Notes and the performance or observance of our covenants under the Indenture;

  •
  immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of LegacyTexas Financial Group or its subsidiaries as a result of such transaction as having been incurred by LegacyTexas Financial Group or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

  •
  we have complied with our obligations to deliver certain documentation to the Trustee.

Clearance and Settlement

        DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of Notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by global security certificates.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as "indirect participants", such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, within 90 days of such notice, certificates for the Notes are required to be printed and delivered. LegacyTexas Financial Group may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

        As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, or in the event that Legacy Texas Financial Group in its sole discretion determines that the securities shall no longer be represented by global security certificates, owners of beneficial interests in global security certificates:

  •
  will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

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  will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

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  will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

        All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of LegacyTexas Financial Group, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC's or any direct or indirect participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to these beneficial ownership interests.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither LegacyTexas Financial Group nor the Trustee will have any responsibility or liability for the performance or nonperformance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

        Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that LegacyTexas Financial Group believes to be accurate, but we assume no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

        Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the Notes.

Regarding the Indenture Trustee

        U.S. Bank National Association acts as Trustee for the Original Notes and will act as Trustee for the Offered Notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, we maintain banking relationships with U.S. Bank National Association and its affiliates in the ordinary course of business. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default under the Notes, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Offered Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

        The discussion applies only to beneficial owners that purchase Offered Notes for cash pursuant to this offering at the offer price indicated on the cover page of this prospectus supplement (plus pre-issuance accrued interest, if any, from June 1, and hold such notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of Offered Notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding Offered Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address the tax consequences of the ownership and disposition of the Offered Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any non-income tax considerations or any state, local, non-U.S. or other tax consequences. We intend, and by acquiring any Offered Notes each beneficial owner of an Offered Note will agree, to treat the Offered Notes as indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment. Prospective purchasers of the Offered Notes should consult their own tax advisors regarding the tax consequences if the Offered Notes are not treated as indebtedness for U.S. federal income tax purposes. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions, including the characterization of the Offered Notes as indebtedness for U.S. federal income tax purposes.

        As used herein, a "U.S. Holder" means a beneficial owner of an Offered Note that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. A Non-U.S. Holder is a beneficial owner of an Offered Note, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of an Offered Note, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of Offered Notes that are partnerships or partners in such partnerships should consult their own tax advisors.

        THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE OFFERED NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE OFFERED NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Holders

Qualified Reopening

        The Original Notes had an issue price equal to 100% of their stated principal amount. We expect, and this discussion assumes, that the Offered Notes will be issued with no more than a de minimis amount of original issue discount, if any (determined in accordance with applicable Treasury regulations). If this and certain other requirements are met, the Offered Notes will be treated as issued in a "qualified reopening" of the Original Notes for U.S. federal income tax purposes. Debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that the issuance of the Offered Notes will be treated as a qualified reopening of the Original Notes.

Pre-Issuance Accrued Interest

        A portion of the amount paid by a purchaser of an Offered Note in this offering will be attributable to interest that accrued since June 1 ("pre-issuance accrued interest"). We intend to take the position that a portion of the first payment of stated interest on the Offered Notes equal to the amount of such pre-issuance accrued interest will be treated as a non-taxable return of such pre-issuance accrued interest to such holder. If this treatment is respected, the portion of the first payment of stated interest on the Offered Notes equal to any pre-issuance accrued interest will be deemed to be a non-taxable return of pre-issuance accrued interest and, accordingly, will not be taxable as interest. This discussion assumes that this treatment will be respected, and references in this discussion to stated interest do not include such portion of the first interest payment equal to the pre-issuance accrued interest.

Payments of Stated Interest

        Payments of stated interest on an Offered Note (other than any pre-issuance accrued interest) will generally be taxable to U.S. Holders as ordinary income at the time such interest payments are accrued or received, depending on the holder's regular method of accounting for U.S. federal income tax purposes.

Bond Premium

        If a U.S. Holder purchases an Offered Note in this offering for an amount (excluding any portion thereof allocable to pre-issuance accrued interest) that exceeds the amount payable at maturity of the note (other than payments of stated interest), the U.S. Holder will be considered to have purchased such note with "amortizable bond premium" generally equal to the excess of the purchase price over the amount payable at maturity. Generally, a U.S. Holder may elect to amortize the bond premium as an offset to stated interest income, using a constant-yield method prescribed in applicable Treasury regulations, over the remaining term of the Offered Note. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the Offered Note by the amount of the bond premium used to offset stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the

IRS. If a U.S. Holder does not make such election, bond premium will be included in its basis for purposes of computing the amount of gain or loss recognized on a taxable disposition of the Offered Note. U.S. Holders should consult their own tax advisor before making this election and regarding the calculation and amortization of any bond premium on the Offered Notes.

Sale, Exchange or Redemption of the Offered Notes

        Upon the sale, exchange, redemption or other taxable disposition of an Offered Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary income), and (ii) such holder's tax basis in the Offered Note. A U.S. Holder's tax basis in the Offered Note will generally equal the amount such holder paid for the note (excluding the amount of any pre-issuance accrued interest), reduced by the amount of any bond premium previously amortized by such U.S. Holder with respect to the Offered Note. Any gain or loss recognized on the disposition of an Offered Note, generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        In general, a U.S. Holder will be subject to U.S. federal backup withholding on payments on the Offered Notes and the proceeds of a sale or other disposition of the Offered Notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

        In addition, information reporting generally will apply to certain payments of interest on the Offered Notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of an Offered Note paid to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders

Payments of Stated Interest

        Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), payments of interest on the Offered Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code; and

  •
  the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

        In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a United States person. If the Non-U.S. Holder holds the Offered Notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder's agent will then be required to provide such documentation to the applicable withholding agent.

        If a Non-U.S. Holder does not satisfy the above requirements, payments of interest on the Offered Notes that are not effectively connected income (as discussed below) to such Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%. Such Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Offered Notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed IRS Form W-8BEN or W-8BEN-E claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Offered Notes

        Subject to the discussion below regarding FATCA, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of an Offered Note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under "—Non-U.S. Holders—Payments of Stated Interest" or "—Non-U.S. Holders—Effectively Connected Income") will be exempt from U.S. federal income and withholding tax, unless:

  •
  the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

  •
  if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

        See the discussion below under "—Non-U.S. Holders—Effectively Connected Income" if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S.-source capital losses.

Effectively Connected Income

        If interest or gain recognized on an Offered Note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will not be subject to the U.S. federal withholding tax discussed above if, in the case of interest, the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other appropriate documentation). Such interest or gain, however, will generally be subject to U.S. federal income tax on a net basis at regular, graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

        Payments of interest on, and proceeds of a sale or other disposition of, the Offered Notes to a Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding unless such Non-U.S. Holder provides the certification described above under either "—Non-U.S. Holders—Payments of Stated Interest" or "—Non-U.S. Holders—Effectively Connected Income" or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the Offered Notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

FATCA

        Under Sections 1471 through 1474 of the Internal Revenue Code and the Treasury regulations and administrative guidance issued thereunder (collectively, "FATCA"), U.S. federal withholding tax at a rate of 30% applies on U.S.-source interest and, beginning January 1, 2019, on sales or redemption proceeds paid to (i) a "foreign financial institution" (as defined for this purpose) unless that institution is exempt from FATCA withholding pursuant to an applicable intergovernmental agreement between the jurisdiction in which it is located and the United States, enters into an agreement with the U.S. government to collect and provide to U.S. tax authorities information regarding U.S. accountholders of that institution (which would include certain equity and debt holders of that institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exemptions or (ii) a foreign entity that is not a financial institution, unless that entity is exempt from FATCA withholding pursuant to an applicable intergovernmental agreement between the jurisdiction in which it is located and the United States, provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (as defined for this purpose in the Internal Revenue Code and Treasury regulations) or meets other exemptions.

        If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing certain information with the IRS. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in Offered Notes.

 CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (we refer to this Act as "ERISA")) that is subject to Title I of ERISA, a plan or other arrangement subject to Section 4975 of the Internal Revenue Code, including an individual retirement account (we refer to an account of this type as an "IRA"), a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code (we refer to these similar laws as "Similar Laws") and any entity whose underlying assets include "plan assets" by reason of any such employee benefit or retirement plan's investment in such entity (each of which we refer to as a "Plan").

        General Fiduciary Matters.    ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Internal Revenue Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code (but may be subject to similar prohibitions under Similar Laws).

        In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        Prohibited Transaction Issues.    Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, and Section 4975 of the Internal Revenue Code imposes an excise tax on certain "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

        The underwriters or LegacyTexas may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to LegacyTexas The acquisition, holding and, to the extent relevant, disposition of Notes by an ERISA Plan with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs,"

that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code each provides a limited exemption, commonly referred to as the "service provider exemption," from the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

        Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing "plan assets" of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or similar violation of any applicable Similar Laws.

        Representation.    Each purchaser and holder of Notes will be deemed to have represented and warranted that either, under ERISA or Similar Laws, (i) it is not a Plan and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

        We have entered into an underwriting agreement with J.P. Morgan and Sandler O'Neill, as the representatives of the underwriters named below, with respect to the Offered Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of Offered Notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities
J.P. Morgan Securities LLC	$
Sandler O'Neill + Partners, L.P.	$

Total	$

        The following table shows the per Offered Note and total underwriting discounts and commissions we will pay the underwriters.

Per Offered Note
Total

        The Offered Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the Offered Notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Offered Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

No Sales of Similar Securities

        We have agreed, for a period beginning on the date of the underwriting agreement and continuing to and including the closing date of the offering contemplated hereby, that we will not, without the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities or nonconvertible preferred stock, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive such securities, other than the Offered Notes.

No Public Trading Market

        There is currently no public trading market for the Offered Notes. The Original Notes are not listed, and we do not intend to list the Offered Notes, on any securities exchange. The Original Notes are not, and we do not intend to have the Offered Notes be, quoted on a quotation system. The underwriters have advised us that they intend to make a market in the Offered Notes. However, they are not obligated to do so and may discontinue any market-making in the Offered Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Offered Notes will develop, that you will be able to sell your Offered Notes at a particular time, or that the price you receive when you sell will be favorable. If an active trading market for the Offered Notes does not develop, the market price and liquidity of the Offered Notes may be adversely affected. If the Offered Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

        In connection with this offering of the Offered Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Offered Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Offered Notes. Syndicate covering transactions involve purchases of the Offered Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Offered Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Offered Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

        Affiliates of J.P. Morgan will receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts due under a term loan agreement. See "Use of Proceeds." To the extent that J.P. Morgan, together with its affiliates, receives 5% or more of the net proceeds, J.P. Morgan would be deemed to have a "conflict of interest" within the meaning of Rule 5121 of the Financial Industry Regulatory Authority. Accordingly, this offering will be conducted in accordance with Rule 5121. J.P. Morgan will not confirm sales to any account over which they exercise discretion without the specific written approval of the account holder.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of J.P. Morgan acted as lender for a term loan to the Company.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. These underwriters and their affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Offered Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Offered Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

 VALIDITY OF NOTES

        The validity of the Offered Notes we are offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Additionally, certain legal matters relating to the offering will be passed upon for us by Silver, Freedman, Taff & Tiernan LLP, Washington, District of Columbia. Certain legal matters will be passed upon for the underwriters by Norton Rose Fulbright US LLP, Dallas, Texas.

EXPERTS

        The consolidated financial statements of LegacyTexas Financial Group, Inc. (formerly ViewPoint Financial Group, Inc.) appearing in LegacyTexas Financial Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of LegacyTexas Financial Group, Inc.'s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

LegacyTexas Financial Group, Inc.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Rights
Units

5851 Legacy Circle
Plano, Texas 75024
(972) 578-5000

        The securities listed above may be offered and sold, from time to time, by LegacyTexas Financial Group, Inc. (which may be referred to as "we" or "us" or "our" or the "Company") and/or one or more selling security holders to be identified in the future in amounts, at prices, and on other terms to be determined at the time of the offering. We will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continued or delayed basis.

        Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol "LTXB."

        Investing in the offered securities involves risks. See "Risk Factors" on page 1 of this prospectus.

        These securities will be equity securities, secured obligations or unsecured obligations of the Company and will not be savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and will not be insured by the Federal Deposit Insurance Corporation ("FDIC"), the bank insurance fund or any other governmental agency or instrumentality.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2015.

i

 RISK FACTORS

        Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable prospectus supplement and in our periodic reports filed with the SEC that are incorporated by reference herein, together with all of the other information appearing in this prospectus or in the applicable prospectus supplement or incorporated by reference into this prospectus, in light of their particular investment objectives and financial circumstances.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, we or one or more selling security holders to be identified in the future may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

        The following securities may be offered and sold from time to time:

  •
  common stock;

  •
  preferred stock;

  •
  depositary shares;

  •
  debt securities;

  •
  warrants;

  •
  purchase contracts;

  •
  rights; or

  •
  units.

        This prospectus provides you with a general description of the securities that we or any selling security holder may offer as well as other information you should know before investing in our securities. Each time that we or any selling security holder offer securities, we will file with the SEC a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        We have not, and the underwriters and their affiliates and agents have not, authorized any person to provide any information or represent anything about us other than what is contained or incorporated by reference in this prospectus or the applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

        We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

        The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov and on the investor information page of our website at http://www.legacytexasfinancialgroup.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities offered by us. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference into this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") (other than those "furnished" pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been "furnished" rather than filed in accordance with the SEC's rules) after the initial filing of the registration statement related to this prospectus until the termination of the offering of the securities covered by the applicable prospectus supplement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2014;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

  •
  Current Reports on Form 8-K filed on January 6, 2015 (as amended on March 13, 2015), January 27, 2015, March 2, 2015, April 21, 2015 (Item 8.01 only), May 20, 2015 (Item 8.01 only), July 21, 2015 (Item 8.01 only), October 2, 2015 (Item 5.02), and October 20, 2015 (Item 8.01 only); and

  •
  The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on May 6, 2010, including any subsequently filed amendments and reports updating such description.

        Upon written or oral request, we will provide—at no cost to the requester—a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make a request by writing to the following address or calling the following telephone number:

Casey Farrell
Investor Relations
LegacyTexas Financial Group, Inc.
5851 Legacy Circle, Suite 1200
Plano, Texas 75024
Phone: (972) 578-5000

 FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement contain or incorporate by reference forward-looking statements about the Company that are intended to be subject to the safe harbors created under U.S. federal securities laws. The use of words such as "anticipates," "estimates," "expects," "intends," "plans" and "believes," among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

        By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading "Risk Factors" included in our Annual Reports on Form 10-K, and other factors described in our periodic reports filed from time to time with the SEC. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under "Risk Factors" in the applicable prospectus supplement and in other information contained in our publicly available filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on us and our business, financial condition and results of operations.

        We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made, and are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We are not under any obligation to, nor do we intend to, publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in the applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, results of operations, financial condition or prospects.

 LEGACYTEXAS FINANCIAL GROUP, INC.

        LegacyTexas Financial Group, Inc. is a Maryland corporation and LegacyTexas Bank, a Texas state banking association, is its wholly owned principal operating subsidiary. On January 1, 2015, LegacyTexas Group, Inc. ("LegacyTexas Group") merged into the Company and the Company changed its name from ViewPoint Financial Group, Inc. to LegacyTexas Financial Group, Inc. As part of the merger, ViewPoint Bank, N.A., the wholly owned subsidiary of the Company, merged with and into LegacyTexas Bank, the wholly-owned subsidiary of LegacyTexas Group prior to the merger, with LegacyTexas Bank as the surviving bank. In connection with the Company's name change, its ticker symbol on the Nasdaq Global Select Market was changed from VPFG to LTXB.

        Until its merger with LegacyTexas Bank on January 1, 2015, ViewPoint Bank, N.A. operated under a national bank charter, with oversight by the Office of the Comptroller of the Currency ("OCC") and back-up oversight by the FDIC. Effective January 1, 2015, regulators of LegacyTexas Bank are the Texas Department of Banking and the Board of Governors of the Federal Reserve System ("FRB") with back-up oversight by the FDIC. LegacyTexas Bank is required to have certain reserves and stock set by the FRB. LegacyTexas Bank is a member of the Federal Home Loan Bank of Dallas, one of the 12 regional banks in the Federal Home Loan Bank System ("FHLB"). The Company is regulated by the FRB.

        Our principal business consists of attracting retail deposits from the general public and the business community and investing those funds, along with borrowed funds, in commercial real estate loans, secured and unsecured commercial and industrial loans, as well as permanent loans secured by first and second mortgages on one- to four-family residences and consumer loans. Additionally, our Warehouse Purchase Program allows mortgage banking company customers to close one- to four-family real estate loans in their own name and manage their cash flow needs until the loans are sold to investors. We also offer brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement. Our operating revenues are derived principally from interest earned on interest-earning assets, including loans and investment securities and service charges and fees on deposits and other account services. Our primary sources of funds are deposits, FHLB advances and other borrowings, and payments received on loans and securities. We offer a variety of deposit accounts that provide a wide range of interest rates and terms, generally including savings, money market, term certificate and demand accounts. Our principal objective is to be an independent, commercially-oriented, customer-focused financial services company, providing outstanding service and innovative products in our primary market area of North Texas.

        At September 30, 2015, we had, on a consolidated basis, total assets of approximately $6,879 million, total deposits of approximately $4,770 million and total shareholders' equity of approximately $793 million.

        Our principal executive offices are located at 5851 Legacy Circle, Plano, Texas 75024, and our telephone number is (972) 578-5000.

 SECURITIES WE MAY OFFER

        We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling security holders to be identified in the future.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

        We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock and Depositary Shares

        We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities

        Our notes may be senior or subordinated in priority of payment and may be secured on unsecured. In a prospectus supplement, we will describe the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the notes.

Warrants

        We may sell warrants to purchase our senior notes, subordinated notes, shares of preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

        We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of the securities offered in the prospectus. In a prospectus supplement, we will describe the particular securities subject to the purchase contract and any other specific terms of the purchase contracts.

Rights

        We may issue rights to purchase shares of the securities offered in the prospectus. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the rights, including whether such right is issued independently or together with any other security, whether our or your obligations, if any, under any rights may be satisfied by delivering or purchasing the underlying securities or their cash value and any other specific terms of the rights.

Units

        We may sell any combination of two or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we anticipate the net proceeds from the sale of the securities by us will be [[added to our general funds and will be available for general corporate purposes, including, among other things:

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  the repayment of existing indebtedness,

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  the repurchase of our common stock,

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  investments in, or extensions of credit to, our existing or future subsidiaries, and

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  the financing of possible acquisitions.

        Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.]]

        Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the last five fiscal years, and for the latest interim period for which financial statements are presented in this document, are indicated below. The ratio of earnings to fixed charges was determined by dividing earnings available for fixed charges by total fixed charges. Earnings available for fixed charges consist of income before income taxes plus fixed charges, excluding (gains) losses from equity interests in 50%-or-less-owned investees. It also includes the impact of any penalty or interest related to income taxes. Fixed charges consist of interest expense and the interest portion of rental expense. The ratios below are calculated to show the ratio both excluding and including interest on deposits, with both ratios including interest related to our Floating Rate Cumulative Trust Preferred Securities. As of the date of hereof, no shares of our preferred stock were issued and outstanding.

		Twelve Months Ended December 31,
	Nine Months Ended September 30, 2015
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Excluding interest on deposits	12.32	6.46	5.73	5.63	4.19	2.96
Including interest on deposits	5.95	3.86	3.41	3.30	2.09	1.60

 PLAN OF DISTRIBUTION

        We and/or selling security holders, if applicable, may sell the securities, separately or together in units, in several ways, including:

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  through underwriters or dealers;

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  through agents;

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  directly to purchasers or to a single purchaser;

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  directly to our stockholders; or

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  through a combination of any of these methods of sale.

        The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities, the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers or agents and any securities exchanges on which such securities may be listed.

        If we and/or selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer's commission. We anticipate that any underwriting agreement pertaining to any such securities will:

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  entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

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  provide that the obligations of the underwriters will be subject to certain conditions precedent; and

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  provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

        Securities also may be offered directly by us and/or selling security holders or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities

        We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common shares to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell common shares short using this prospectus and deliver common shares covered by this prospectus to close out such short positions, or loan or pledge common shares to financial institutions that in turn may sell the common shares using this prospectus. We may pledge or grant a security interest in some or all of the common shares covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus.

        Underwriters and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

        If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

        Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities but are not obligated to do so and may cease to do so at any time.

        One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

 LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz and Silver, Freedman, Taff & Tiernan LLP. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

        The consolidated financial statements of LegacyTexas Financial Group, Inc. (formerly ViewPoint Financial Group, Inc.) appearing in LegacyTexas Financial Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of LegacyTexas Financial Group, Inc.'s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.